Exhibit 99.1

                     CENDANT CORPORATION TO AMEND TERMS
           OF ITS ZERO-COUPON CONVERTIBLE DEBENTURES DUE MAY 2021

              Will Add Cash Interest Payments through May 2003
                  and "Put" Right Exercisable in May 2003

New York, NY, May 1, 2002--Cendant Corporation (NYSE: CD) announced that it intends to add cash interest payments of 3% per annum beginning May 5, 2002 and continuing through May 4, 2003 to its outstanding Zero-Coupon Convertible Debentures due May 2021, as well as an additional option for holders to "put" the debentures to Cendant at par on May 4, 2003. The aggregate face value of the outstanding debentures is $1.0 billion.

The additional interest will be paid on a semi-annual basis to holders who retain their debentures past May 4, 2002. The interest payments will be made on November 4, 2002 and May 5, 2003 to holders of record at the close of business on October 4, 2002 and April 4, 2003, respectively. The specific terms of the payments and the additional holders' right to require redemption - commonly known as a "put" option - are expected to be set forth in a supplemental indenture. A form of that supplemental indenture will be filed shortly with the Securities and Exchange Commission on Form 8-K. The Form 8-K will also include a summary of certain U.S. federal income tax consequences of the proposed amendments to the terms of the debentures.

Each holder of the debentures has the right to require Cendant to repurchase on May 4, 2002 all or any part of such holder's debentures for cash at a price equal to 100% of the principal amount thereof. In order to exercise this repurchase right, a holder must provide notice (a "Purchase Notice") on or before the close of business on May 3, 2002 to the Trustee in accordance with the procedures of The Depository Trust Company. Any holder who delivers a Purchase Notice to the Trustee as set forth above may withdraw such Purchase Notice at any time prior to the close of business on May 3, 2002 also in accordance with the procedures of The Depository Trust Company.

The debentures are convertible in certain circumstances into 39.0755 shares of Cendant common stock per $1,000 principal amount of debentures, subject to adjustment under certain circumstances. The debentures are not currently convertible.

Additionally, the Company has consulted with investment advisors with respect to the debentures, and such advisors may make a market in, purchase or sell such debentures in the open market from time to time.

The terms of Cendant's other outstanding securities, including its Zero Coupon Senior Convertible Contingent Debt Securities due February 2021, are unchanged.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 70,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.Cendant.com or by calling 877-4INFO-CD (877-446-3623).

Media Contact:                                     Investor Relations Contact:
Elliot Bloom                                       Sam Levenson
212-413-1832                                       212-413-1834

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